SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT

                      Pursuant to Section 13 or 15(d)
                  of the Securities Exchange Act of 1934

Date of Report:  July 31, 1995

                      TIS MORTGAGE INVESTMENT COMPANY
           -----------------------------------------------------
          (Exact name of Registrant as specified in its Charter)

        Maryland                          94-3067889
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(State or other jurisdiction of         (IRS Employer
incorporation or organization)       Identification No.)


655 Montgomery Street
San Francisco, California                   94111
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(Address of principal                      (Zip Code)
executive offices)

     Registrant's telephone number, including area code (415) 393-8000

Item 5.  Other Events
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     On July 19, 1995, the Company purchased a 120 unit multi-family condominium apartment complex in Fresno, California and also purchased approximately 9.75 acres of adjoining land which is zoned and plotted for future development as part of that complex. The apartment complex is commonly known as the "Villa San Marcos" apartments. As of the date of acquisition, the property's occupancy rate was 97%.

     The aggregate purchase price was $9,000,000 for the apartments and $1,000,000 for the land. The assets were acquired for cash, subject to the assumption of a first mortgage loan of approximately $6,086,000 and were acquired from unrelated third parties.

     Although not a "significant acquisition" pursuant to the rules governing the reporting of transactions under this Current Report on 8-K, the Company considers these transactions to be material in nature and reflective of substantial progress towards efforts to strategically invest in multi-family properties in the Central Valley of California.

     During July, the Company sold eleven of its Mortgage Derivative Investments for $6,874,000. The funds were used to retire $3,898,000 of short-term debt and the balance applied towards the purchase of these multi-family properties.

     During July, the Company also entered into a Loan and Security Agreement with Paine Webber Mortgage Securities Inc. whereby the Company can pledge mortgage instruments as collateral for a short-term loan. The Company pledged a mortgage derivative instrument worth approximately $1,100,000 for a loan of $485,000 and these funds were also applied towards the purchase of these multi-family properties.


SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     TIS Mortgage Investment Company

Date:  July 31, 1995              BY:  /s/  John E. Castello
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                                     John E. Castello, Executive Vice
                                     President and Chief Financial Officer